EXHIBIT 10.5




                              Amended and Restated

                              EMPLOYMENT AGREEMENT

                                     between

                           WKI HOLDING COMPANY, INC.,

                                       and

                                  JAMES SHARMAN

                              EMPLOYMENT AGREEMENT
                              --------------------

                                    Recitals
                                    --------

     WHEREAS, James Sharman (the "Executive") entered into an Employment Agreement (the "Employment Agreement") with WKI Holding Company, Inc. (the
                --------------------
"Company") which was effective as of November 25, 2002 and executed in January of 2003; and

     WHEREAS, the Employment Agreement was amended by an amendment which was effective as of May 31, 2003 and an amendment which was dated July 8, 2003 (the amendments, collectively with the Employment Agreement being collectively referred to herein as the "Prior Agreement"); and

     WHEREAS, the Company desires to continue to employ Executive to serve as the President and Chief Executive Officer, upon the terms and subject to the conditions set forth in this Agreement (the "Agreement") which shall be effective on July 31, 2003 (the "Agreement Date"); and

     WHEREAS, the Company and Executive further agree and acknowledge that the terms of this Agreement supersede and completely replace the terms of the Prior Agreement as of the Agreement Date and that the Prior Agreement is null and void as of the Agreement Date.

     NOW, THEREFORE, in consideration of the premises (which are deemed to be an integral part of this Agreement) and the mutual covenants, representations, warranties and agreements contained herein, the Company and Executive hereby agree as follows:

                             Article I   DEFINITIONS

     The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

     1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but
          --------------------
     not yet paid with respect to the Fiscal Year ended prior to the Date of
                                                        --------
     Termination.

     1.2 "Accrued Base Salary" means the amount of Executive's Base Salary which
          -------------------
     is earned but not yet paid as of the Date of Termination.

     1.3 "Accrued Retention Bonus" means the amount (if any) of any Retention
          -----------------------
     Bonus vested but not yet paid as of the Date of Termination.

     1.4 "Agreement" is defined in the Recitals to this Agreement.
          ---------

     1.5 "Agreement Date" is defined in the Recitals to this Agreement.
          --------------

     1.6 "Anniversary Date" means any annual anniversary of the Agreement Date.
          ----------------


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     1.7 "Annual Bonus" is defined in Section 4.2(a).
          ------------

     1.8 "Base Salary" is defined in Section 4.1.
          -----------

     1.9 "Beneficiary" is defined in Section 8.10.
          -----------

     1.10 "Cause" means any of the following:
           -----

          (a) Executive's commission of a misdemeanor involving fraud, dishonesty, or moral turpitude, or of a felony,

          (b) Executive's willful or intentional material breach of his material obligations under this Agreement; provided that such misconduct is not cured to the best of Executive's ability within ten (10) business days after the delivery of notice to Executive of such misconduct,

          (c) willful or intentional material misconduct by Executive in the performance of his duties under this Agreement, or

          (d) the willful or intentional failure by Executive to materially comply (to the best of his ability) with a specific, written direction of the WKI Board that is not inconsistent with this Agreement and Executive's responsibilities hereunder, provided that such refusal or failure (i) is not cured to the best of Executive's ability within ten
          (10) business days after the delivery of such direction to Executive and (ii) is not based on Executive's good faith belief, as expressed by written notice to the WKI Board given within such ten (10) business day period, that the implementation of such direction of the WKI Board would be unlawful or unethical.

    1.11  "Change of Control" means any one or more of the following events:
           -----------------

          (a) any person (as such term is used in Rule 13d-5 under the Exchange
          Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than any Subsidiary or any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries, becomes the beneficial owner in the aggregate of more than thirty-five percent (35%) of the Voting Securities;

          (b) individuals who constitute the initial board of directors of the Company as of January 31, 2003 (the "Reorganized Incumbent Board")
                                               ---------------------------
          cease for any reason to constitute more than sixty-six and two-thirds percent (66-2/3%) of the members of the board of directors of the Company; provided that any individual who becomes a director after January 31, 2003 whose election or nomination for election by the Company's shareholders, was approved by more than sixty-six and two-thirds percent (66-2/3%) of the members of the Reorganized Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below in


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          clause (iii) of this Section 1.11(c))) shall be deemed to be members of the Reorganized Incumbent Board;

          (c) consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a "Merger") unless the
                                                        ------
          Persons who were the beneficial owners of the Voting Securities immediately before such Merger, are the beneficial owners, immediately after such Merger, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and any other voting securities of the entity resulting from such Merger in substantially the same relative proportions as they owned the Voting Securities immediately before the Merger;

          (d) consummation of a transfer or sale of all or substantially all of the assets of the Company or World Kitchen, Inc. (a "Sale") unless the
                                                               ----
          Persons who were the beneficial owners of the Voting Securities immediately before such Sale, are the beneficial owners, immediately after such Sale, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and any other voting securities of the entity or entities that own such assets immediately after the Sale; or

          (e) The board of directors of the Company or the shareholders of the Company, as applicable, approve a plan of liquidation of the Company or World Kitchen, Inc.

     Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of (or subsequent to) such event, Executive, in his sole discretion, agrees in writing that such event shall not constitute a Change of Control. For purposes of this definition of Change of Control, entry into and performance of the Stockholders' Agreement entered into by and among the Company and certain of its stockholders dated as of January 31, 2003 (as the same may be amended from time to time) shall not constitute any Person as a member of a group with any other Person.

     1.12 "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
     to time.

     1.13 "Compensation Committee" means the compensation committee of the WKI
           ----------------------
     Board composed exclusively of non-employee directors.

     1.14 "Date of Termination" means the effective date of a Termination of
           -------------------
     Employment for any reason, including death or Disability, whether by the Company or by Executive.

     1.15 "Company" is defined in the Recitals to this Agreement.
           -------

     1.16 "Disability" means a mental or physical condition which renders
           ----------
     Executive unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) calendar months and which in the opinion of a physician mutually agreed upon by the Company, and Executive (provided that the parties shall not unreasonably withhold such agreement) is


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     expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) calendar months.

     1.17 "Employment Period" is defined in Article III.
           -----------------

     1.18 "Equity Plan" means the WKI Holding Company, Inc. Stock Option Plan.
           -----------

     1.19 "Exchange Act" means the United States Securities Exchange Act of
           ------------
     1934, as amended, or any federal statute or statutes which shall be enacted to take its place, together with all rules and regulations promulgated thereunder.

     1.20 "Excise Tax" means the excise tax imposed by Section 4999 of the Code,
           ----------
     together with any interest or penalties imposed with respect to such excise tax.

     1.21 "Executive" is defined in the Recitals to this Agreement.
           ---------

     1.22 "Fiscal Year" means the calendar year period beginning each January 1
           -----------
     and ending each December 31.

     1.23 "Good Reason" means the occurrence of any one of the following events:
           -----------

          (a) any material breach of the Agreement by the Company (or by World Kitchen, Inc. under Section 8.5 hereof) of any material obligations under this Agreement, including any of the following occurrences which shall be deemed to constitute a material breach of a material obligation:

               (i) failure to pay Base Salary as required by Section 4.1, Annual Bonus as required by Section 4.2, or Retention Bonus as required by
          Section 4.3;

               (ii) failure to pay or provide material benefits under Articles V or VI of this Agreement, including, without limitation, the failure to comply with the provisions of the Long-Term Incentive Compensation Plan or any applicable Guidelines as are adopted by the Committee relating thereto;

               (iii) any substantial adverse change in the position, responsibilities, and duties of Executive as compared to Executive's position, responsibilities and duties as set forth in Section 2.1;

               (iv) any failure to maintain, nominate or elect Executive as President or Chief Executive Officer of the Company or World Kitchen, Inc., as a member of the WKI Board or a member of the board of directors of World Kitchen, Inc., in each case as required by Section 2.1; provided, however, that, failure to elect Executive as a member of the WKI Board or a member of the board of directors of World Kitchen, Inc. shall not constitute Good Reason if, after a Public Company Event the holders of Secured Lender Claims (A) nominated Executive to become a member of the WKI Board or a member of the board of directors of the World Kitchen, Inc., as applicable, and (B) voted their shares and exercised their reasonable best efforts in favor of the election of Executive as a member of the WKI Board or a member of


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
          the board of directors of World Kitchen, Inc., as applicable.

               (v) failure of Executive and the Company to agree upon appropriate equity compensation arrangements in accordance with
          Article V hereof by the Agreement Date,

               (vi) causing or requiring Executive to report to anyone other than as required by Section 2.1,

          (b) the failure of the Company to assign this Agreement to a successor, or the failure of such successor to explicitly assume and agree to be bound by this Agreement, or

          (c) the Company's requiring Executive to be principally based at any office or location more than 25 miles away from Reston, Virginia.

     Notwithstanding the foregoing, none of the foregoing events shall constitute a "Good Reason" event if, in advance of (or subsequent to) such event, Executive, in his sole discretion, agrees in writing that such event shall not constitute a "Good Reason" event within the meaning of this Agreement.

     1.24 "Gross-Up Payment" is defined in Section 6.4(a).
           ----------------

     1.25 "Guidelines" shall have the meaning set forth in the Long-Term
           ----------
     Incentive Plan.

     1.26 "including" means including without limitation.
           ---------

     1.27 "Interest Rate" means the prime commercial lending rate announced by
           -------------
     JPMorgan Chase Bank or its successor on the date an amount is to be determined hereunder or, if no such rate shall be announced on such date, the immediately prior date on which JPMorgan Chase Bank or its successor announced such a rate; provided, however, that if the interest rate determined in accordance with this Section 1.30 exceeds the highest legally permissible interest rate, then the Interest Rate shall be the highest legally-permissible interest rate.

     1.28 "Long-Term Incentive Plan" means the WKI Holding Company, Inc.
           ------------------------
     Long-Term Incentive Plan effective as of May 29, 2003, as in effect from time to time.

     1.29 "Maximum Annual Bonus" is defined in Section 4.2(c).
           --------------------

     1.30 "Maximum Annual Goals" is defined in Section 4.2(c).
           --------------------

     1.31 "Maximum Percentage" is defined in Section 4.2(c).
           ------------------

     1.32 "Parachute Value" of a Payment shall mean the present value as of the
           ---------------
     date of a change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under
     Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.


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
     1.33 "Payment" shall mean any payment or distribution in the nature of
           -------
     compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

     1.34 "Person" means any individual, sole proprietorship, partnership, joint
           ------
     venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

     1.35 "Prorata Annual Bonus" means (a) the product of the Target Annual
           --------------------
     Bonus for the Fiscal Year that includes the Date of Termination multiplied by (b) a fraction, the numerator of which is the number of days which have elapsed in the Fiscal Year through the Date of Termination and the denominator of which is 365.

     1.36 "Prorata Retention Bonus" is defined in Section 4.3(c).
           -----------------------

     1.37 "Public Company Event" means the first to occur of (a) consummation of
           --------------------
     a firm commitment underwritten initial public offering of the common stock of the Company (or any successor) by means of a registration statement filed with the SEC, which offering does not exclusively relate to the securities under an employee stock option, bonus or other compensation plan, or (b) the registration of the common stock of the Company (or any successor) pursuant to Section 12(b) or 12(g) under the Exchange Act.

     1.38 "Retention Bonus" is defined in Section 4.3(a).
           ---------------

     1.39 "Safe Harbor Amount" means 2.99 times Executive's "base amount,"
           ------------------
     within the meaning of Section 280G(b)(3) of the Code.

     1.40 "Secured Lender Claims" means claims arising under the Amended and
           ---------------------
     Restated Credit Agreement dated as of April 12, 2001 among Company, JPMorgan Chase Bank (formerly The Chase Manhattan Bank) and the other lenders, agents and arranger party thereto.

     1.41 "Severance Period" means two (2) years from the Date of Termination.
           ----------------

     1.42 "Stock" means the shares of common stock, par value $0.01 per share,
           -----
     of the Company.

     1.43 "Subsidiary" means, with respect to any Person, (a) any corporation of
           ----------
     which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, or (b) any partnership, limited liability company or other entity in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

     1.44 "Target Annual Bonus" is defined in Section 4.2(c).
           -------------------


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     1.45 "Target Annual Goals" is defined in Section 4.2(c).
           -------------------

     1.46 "Target Percentage" is defined in Section 4.2(c).
           -----------------

     1.47 "Taxes" means the incremental United States federal, state and local
           -----
     income, excise and other taxes payable by Executive with respect to any applicable item of income.

     1.48 "Tax Gross-Up Payment" means an amount payable to Executive such that
           --------------------
     after payment of Taxes on such amount there remains a balance sufficient to pay the Taxes being reimbursed.

     1.49 "Termination for Cause" means a termination of the employment of the
           ---------------------
     Executive by the Company for Cause during the Employment Period.

     1.50 "Termination for Good Reason" means a Termination of Employment by
           ---------------------------
     Executive for a Good Reason during the Employment Period.

     1.51 "Termination of Employment" means a termination by the Company or by
           -------------------------
     Executive of Executive's employment by the Company.

     1.52 "Termination Without Cause" means a termination of the employment of
           -------------------------
     Executive by the Company for any reason other than Cause or Executive's death or Disability during the Employment Period.

     1.53 "Value" of a Payment shall mean the economic present value of a
           -----
     Payment as of the date of a change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

     1.54 "Voting Securities" means any of the securities of the Company
           -----------------
     entitled to vote generally in the election of the directors of the Company.

     1.55 "WKI Board" means the board of directors of the Company.
           ---------

                   Article II   POSITION AND RESPONSIBILITIES

     2.1  Duties. The Company shall employ, and the Company and World Kitchen,
          ------
     Inc. shall each elect, appoint, reelect, and reappoint Executive during the Employment Period as its President, Chief Executive Officer, a member of the WKI Board, and a member of the board of directors of World Kitchen, Inc. While it is presently contemplated that the Chairman of the WKI Board or the Chairman of the board of directors of World Kitchen, Inc. will not be a person who is an employee of the Company, World Kitchen, Inc., their Subsidiaries or any entity of which the Company is a Subsidiary, it is agreed that if at any time during the Employment Period when the Chairman of the WKI Board or the Chairman of the board of directors of World Kitchen, Inc. is at any time serving as an employee of the Company, World Kitchen, Inc., their Subsidiaries or any entity of which the Company is a Subsidiary, then such person shall be Executive and no other person. All staff and other functions and all operations of the Company or World Kitchen, Inc., as applicable, shall report directly or indirectly (through


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
     a subordinate of Executive who reports directly to Executive) to Executive. Executive shall report on all functions and operations solely and directly to the WKI Board or a committee thereof comprised solely of non-employee directors. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full attention and time to the business and affairs of the Company and the Subsidiaries.

     2.2  Other Activities. Executive may serve on corporate, civic or
          ----------------
     charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, or manage personal investments, provided that such activities do not individually or in the aggregate materially interfere with the performance of Executive's duties under this Agreement.

                         Article III   EMPLOYMENT PERIOD

     3.1  Employment Period.
          -----------------

          (a) Subject to the termination provisions hereinafter provided, the initial term of Executive's employment under this Agreement (the "Employment Period") shall commence as of November 25, 2002 (the
           -----------------
          "Employment Date") and end on the Anniversary Date which is three (3)
           ---------------
          years after the Employment Date (the "Initial Term"); provided, however, that as of the date that is six(6) months before the end of the Initial Term, the Employment Period will automatically be extended through the Anniversary Date that is five years after the Employment Date, unless one party has previously provided the other with a notice that such extension shall not take place (a "Notice of Non-Extension"). The period from the end of the Initial Term through such fifth Anniversary Date is referred to as the "Extension Period"
                                                             ----------------
          The Initial Term and the Extension Period shall collectively be referred to herein as the "Employment Period."

          (b) Notwithstanding the foregoing, (i) if either party timely delivers a written Notice of Non-Extension to the other in accordance with the provisions of Subsection (a) hereof, this Agreement and the Employment Period shall automatically terminate at the end of the Initial Period and (ii) this Agreement and the Employment Period shall automatically terminate at the end of the Employment Period, subject to Executive's rights as set forth in Section 7.

                            Article IV   COMPENSATION

     4.1  Salary. Effective as of October 14, 2002, the Company shall pay
          ------
     Executive in accordance with the normal payroll practices of the Company an annual salary at a rate of $500,000 per year ("Base Salary"). During the
                                                    -----------
     Employment Period, the Base Salary shall be reviewed at least annually and may be increased (but not decreased) from time to time as shall be determined by the WKI Board or the Compensation Committee. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. Each such increase in the Base Salary shall be treated for all purposes of this Agreement as Executive's Base Salary. Base Salary shall not be decreased at any time without the express written consent of Executive.


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     4.2  Annual Bonus.
          ------------

          (a) Executive shall be eligible to earn an annual cash bonus ("Annual
                                                                         ------
          Bonus") in accordance with the terms hereof for each Fiscal Year which
          -----
          begins during the Employment Period.

          (b) The WKI Board or the Compensation Committee, as applicable (the "Board or Committee") shall establish written performance goals, the
           ------------------
          achievement of which will determine the amount of the Executive's annual bonuses for the 2003 Fiscal Year and later Fiscal Years that end during the Employment Period. Such performance goals shall be established annually by the Board or Committee, after consultation with Executive, within ninety (90) calendar days after the first day of the applicable Fiscal Year. If Executive achieves the target level of such performance goals (the "Target Annual Goals") for any such
                                          -------------------
          Fiscal Year, as determined by the Board or Committee, his Annual Bonus for that Fiscal Year such shall be equal to one hundred percent (100%) (the "Target Percentage") of Executive's Base Salary (the "Target
                -----------------                                    ------
          Annual Bonus"). If Executive achieves the maximum level of such
          ------------
          performance goals ("Maximum Annual Goals") for any such Fiscal Year,
                              --------------------
          as determined by the Board or Committee, his Annual Bonus for that Fiscal Year shall be two hundred percent (200%) (the "Maximum
                                                                -------
          Percentage") of Executive's Base Salary (the "Maximum Annual Bonus").
          ----------                                    --------------------
          The Annual Bonus for any Fiscal Year may exceed the Maximum Annual Bonus at the discretion of the Board or Committee. The Target Percentage and the Maximum Percentage may be increased by the Board or Committee, from time to time, but may not be decreased below the above specified percentages of Executive's Base Salary without the express written consent of Executive. If Executive achieves a level of performance which falls between the Target Annual Goals and the Maximum Annual Goals, linear interpolation shall be applied to determine Executive's Annual Bonus for such year.

          (c) Except as described in the following sentence, the Company shall pay the entire Annual Bonus that is payable with respect to a Fiscal Year in a lump sum cash payment as soon as practicable after the Board or Committee determines whether and the degree to which Maximum Annual Goals or Target Annual Goals have been achieved following the close of such Fiscal Year. Any such Annual Bonus shall in any event be determined and paid within ninety (90) calendar days after the end of the Fiscal Year.

     4.3  Retention Bonus.
          ---------------

          (a) Executive shall be eligible for a cash retention bonus (the "Retention Bonus") equal to a total of one hundred twenty-five percent
           ---------------
          (125%) of Base Salary as in effect on October 14, 2002 (or $625,000) in accordance with the following vesting schedule:

               (i) since Executive remained employed by the Company through December 31, 2002, twenty-five percent (25%) of the Retention Bonus (equal to 31.25% of Base Salary) was vested on that date;


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
               (ii) since Executive remained employed until January 31, 2003, an additional twenty-five percent (25%) of the Retention Bonus (equal to 31.25% of Base Salary) was vested on that date; and

               (iii) if Executive remains employed by the Company through December 31, 2003, the final fifty percent (50%) of the Retention Bonus (equal to 62.5% of Base Salary) shall vest.

          (b) Each portion of the Retention Bonus shall be paid in cash to Executive no later than thirty (30) calendar days after it vests in accordance with the provisions of Section 4.3(a) above.

          (c) In the event of a Termination Without Cause or a Termination for Good Reason, or if Executive's Termination of Employment is due to his death or Disability, then he or his Beneficiaries, as the case may be, shall be vested in and paid (in addition to any portion of the Retention Bonus which previously vested but was unpaid), the portion of the unvested portion of the Retention Bonus on a time-prorated basis (the "Prorata Retention Bonus"), which shall consist of the
                      -----------------------
          following:

               (i) if the amount referred to in Section 4.3(a)(iii) is not vested on the Date of Termination, the product of fifty percent (50%) of the Retention Bonus multiplied by a fraction (not in excess of 1.00), the numerator of which is the number of days which have elapsed from the Employment Date through the Date of Termination and the denominator of which is the number of days from the Employment Date through December 31, 2003.

                    Article V   PARTICIPATION IN EQUITY PLAN

     5.1 Executive and the Company agree that Executive shall be a participant in the Equity Plan, on terms and conditions mutually agreeable to Executive and the Compensation Committee. Executive and the Company agree that the parties shall negotiate in good faith to establish appropriate terms for the reservation and authorization for the issuance of Stock under the Equity Plan with respect to Executive and other management employees. If Executive and the Company do not execute a written agreement setting forth appropriate provisions pursuant to the immediately preceding sentence by the Agreement Date, then Executive shall have Good Reason to terminate his employment without the requirement under this Agreement to comply with the provisions of Section 7.3(c).

     5.2 In the event of a conflict between this Agreement and the Equity Plan, the provisions of the Equity Plan shall control, including without limitation, all provisions pertaining to Executive's rights under the Equity Plan in the event of a Change of Control or a Termination of Employment.


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
                      Article VI   BENEFITS AND PERQUISITES

     6.1  Benefit Plans, Perquisites and Additional Payments.
          --------------------------------------------------

          (a) During the Employment Period, Executive shall be entitled to participate in the welfare benefit plans and programs and perquisites of the Company on terms not less favorable than those in effect for other senior executives of the Company, from time to time; provided, that Executive shall not be covered by any severance plan, program or policy during the Employment Period.

          (b) During the Employment Period, Executive shall be entitled to participate in the retirement and savings benefit plans and programs of the Company on terms not less favorable than those in effect for other senior executives of the Company from time to time.

          (c) Without limiting the generality of the foregoing, during the Employment Period, Executive shall receive a cash benefits allowance of $50,000 per year, which amount shall be paid (in arrears) no later than January 31 of the following year.

          (d) During the Employment Period, Executive shall also be entitled to participate in the Long-Term Incentive Plan or such other plan or program sponsored by the Company providing deferred compensation or retirement benefits, as in effect from time to time.

          (e) Notwithstanding any provision of the Long-Term Incentive Plan or this Agreement to the contrary, in the event of a Change of Control during the Employment Period, in addition to any amounts payable to the Executive under this Agreement, the Equity Plan, the Long-Term Incentive Plan or otherwise, Executive shall also be entitled to receive no later than thirty (30) days after the Change of Control a lump sum cash payment in immediately available funds equal to (i) minus (ii) where:

               (i) = the difference between (1) five million dollars ($5,000,000) and (2) all amounts paid to the Executive under the Long-Term Incentive Plan (or which become payable as a result of the Change of Control or his Termination of Employment, if applicable); and

               (ii) = the severance benefits which are payable under Section 7.3(a)(ii) hereof (in the event that Executive also incurs a Termination Without Cause or a Termination for Good Reason as a result of the Change of Control).

     6.2  Expenses. During the Employment Period, Executive shall be entitled to
          --------
     receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting for such expenses in accordance with the practices, policies and procedures applicable to other senior executives of the Company .

     6.3  Office; Support Staff. During the Employment Period, Executive shall
          ---------------------
     be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, appropriate to his position and duties under this Agreement.

     6.4  Gross-Up Payment.
          ----------------

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment")
                                                             ----------------
          in an amount such that, after payment by Executive of all Taxes (and any interest or penalties imposed with respect to such Taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6.4(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then except as provided below, no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement, other than amounts or benefits provided under Article V of this Agreement or pursuant to any other option or equity grants to Executive (the "Subject Payments"), shall be reduced (but not below
                          ----------------
          zero) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 7.3(a)(ii), unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only the Subject Payments shall be reduced. If the reduction of the Subject Payments would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6.4(a), and the Gross-Up Payment shall be made to Executive. The Company's obligation to make Gross-Up Payments under this Section 6.4 shall not be conditioned upon Executive's Termination of Employment.

          (b) Subject to the provisions of Section 6.4(c), all determinations required to be made under this Section 6.4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, LLP, or such other nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm"). The Accounting Firm shall provide
                          ---------------
          detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.4, shall be paid by the Company to Executive within five (5) business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"),
                                                               ------------
          consistent with the calculations required to be made hereunder. In the event the Company exhausts its or their remedies pursuant to Section 6.4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) calendar day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of Taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

                    (i) give the Company any information reasonably requested by the Company relating to such claim,

                    (ii) take such action in connection with contesting such
               claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii) cooperate with the Company in good faith in order
               effectively to contest such claim, and

                    (iv) permit the Company to participate in any proceedings
               relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.4(c), the

          Company shall control all proceedings taken in connection with such contest, and, at its or their sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its or their sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company direct or directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of Taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 6.4(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6.4(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
          Section 6.4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its or their intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, against the amount of Gross-Up Payment required to be paid.

          (e) Notwithstanding any other provision of this Section 6.4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

                       Article VII   TERMINATION BENEFITS

     7.1  Termination for Cause, Other Than for Good Reason, Death or
          -----------------------------------------------------------
     Disability, or At or After End of Employment Period. If (i) the Company
     ---------------------------------------------------
     terminates Executive's employment for Cause during the Employment Period,
     (ii) Executive terminates his employment during the Employment Period other than for Good Reason, death or Disability, or (iii) the Executive's employment is terminated at or after the end of the Employment Period for any reason (whether by Executive or the Company), including, without limitation, by virtue of the Company providing a Notice of Non-Extension to the Executive, the Company shall pay to Executive as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination an amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, and Accrued Retention Bonus. The respective provisions of the Equity Plan, the Long-Term Incentive Plan and any other benefit plans and perquisite programs in which Executive participates shall govern whether Executive shall be entitled to any benefits thereunder in the event his employment is terminated under any of the foregoing circumstances. Notwithstanding the foregoing, in the event that the Executive's employment is terminated after the end of the Employment Period under circumstances which would entitle him to receive severance benefits under a severance plan or policy of the Company as in effect at such time, the amount of the Executive's severance pay shall in no event be less than one (1) year's Base Salary (as in effect at termination), payable in a lump sum in cash within thirty (30) days of the Date of Termination.

     7.2  Termination for Death or Disability. If, before the end of the
          -----------------------------------
     Employment Period, Executive's employment terminates due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, an amount which is equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, Accrued Retention Bonus, and Prorata Retention Bonus. Further, if the Date of Termination occurs during the period from July 1 through December 31 of any Fiscal Year, Executive or his Beneficiaries, as the case may be, shall be paid a Prorata Annual Bonus as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination. The respective provisions of the Equity Plan, the Long-Term Incentive Plan and any other benefit plans or perquisite programs in which Executive participates shall govern whether Executive or his Beneficiaries, as applicable, shall be entitled to any benefits under such plans or programs in the event of a termination of Executive's employment for death or Disability.

     7.3  Termination Without Cause or for Good Reason.
          --------------------------------------------

          (a) In the event of a Termination Without Cause or a Termination for Good Reason during the Employment Period, Executive shall receive the following:

               (i) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, Accrued Retention Bonus, and Prorata Retention Bonus;

               (ii) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to 170% of Executive' Base Salary (150% of Executive's

          Base Salary if Executive terminates for the Good Reason specified in
          Section 1.27(a)(v) hereof) ;

               (iii) if the Date of Termination occurs during the period commencing from July 1 through December 31 of any Fiscal Year, as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of termination, a lump sum amount in immediately available funds equal to the Prorata Annual Bonus;

               (iv) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to the total amount (if any) of Executive's unvested benefits under any plan or program sponsored by the Company providing deferred compensation or retirement benefits, that are forfeited on account of the Termination of Employment, and that would have vested, had Executive's employment continued through the end of the Severance Period;

               (v) the provisions of the Equity Plan, the Long-Term Incentive Plan and any other benefit plans or perquisite programs in which Executive is a participant as of the Date of Termination shall govern whether Executive shall be entitled to any benefits under such plans or programs in the event of a Termination for Good Reason or a Termination Without Cause.

               (vi) the medical and dental benefits referred to in Section 6.1(a) to which Executive is entitled as of the Date of Termination through the Severance Period; and

               (vii) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, but without duplication of the foregoing, a lump sum cash payment equal to the present value (determined using the Interest Rate) of the amounts payable under Section 6.1(c) for the period from the Date of Termination through the Severance Period.

          (b) In addition to the amounts described under Section 7.3(a) above, in the event Executive's employment is terminated on account of a Termination Without Cause or a Termination for Good Reason during the Employment Period (regardless of whether a Change of Control has occurred), Executive shall also be entitled to receive the amounts described in Section 6.1(e) hereof.

          (c) Executive's Termination of Employment shall not be considered to be for Good Reason unless:

               (i) not more than ninety (90) calendar days after the occurrence (or if later, not more than ninety (90) calendar days after the Executive becomes aware) of the event or events alleged to constitute Good Reason, Executive provides the Company with written notice (the "Notice of Good Reason") of his intent to consider the Termination for
           ---------------------
          Good Reason, including a detailed description of the specific reasons which form the basis for such consideration, and demanding that such event or events be cured not later than ten (10) business days after Company receives the Notice of Good Reason (the "Cure Period");
                                                                 -----------

               (ii) the Company shall have failed to cure such event or events during the Cure Period; and

               (iii) not more than ninety (90) calendar days following the expiration of the Cure Period, Executive shall have given the Company a second notice (a "Notice of Termination for Good Reason") stating that such cure has not occurred and that as a result, Executive is terminating his employment for Good Reason on the date (after the end of the Cure Period) specified in the Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall not be based upon any reason or reasons other than one or more reasons set forth in the Notice of Good Reason.

                          Article VIII   MISCELLANEOUS

     8.1  Public Announcement. Executive shall be given a reasonable opportunity
          -------------------
     to review and comment on any public announcement by the Company or any of its Subsidiaries relating to this Agreement or Executive's employment by the Company.

     8.2  Approvals. The Company represents and warrants to Executive that it
          ---------
     has taken all corporate action necessary to authorize and enter into this Agreement.

     8.3  No Offset. The obligations of the Company (and World Kitchen, Inc.
          ---------
     solely for purposes of Section 8.5) to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or World Kitchen, Inc., as applicable, may have against Executive or others. Any claim which the Company or World Kitchen, Inc., as applicable, may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company or the World Kitchen, Inc., as applicable, under this Agreement.

     8.4  No Mitigation. In no event shall Executive be obligated to seek other
          -------------
     employment or to take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 7.3(a)(vi) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

     8.5  Guarantee. World Kitchen, Inc. agrees to guarantee the payment of all
          ---------
     liabilities under this Agreement except the payment of amounts which are due and owing under the Long-Term Incentive Plan or the Equity Plan, which payments shall remain the sole obligation of the Company. World Kitchen, Inc. represents and warrants to Executive that it has taken all corporate action necessary to authorize and make the foregoing guarantee of payment.

     8.6  Liability Insurance and Indemnification. The Company shall maintain
          ---------------------------------------
     directors' and officers' liability insurance for Executive while employed, and for a six (6) year period following Termination of Employment at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company. The Company agrees to indemnify Executive for any job-related liability to the fullest extent permitted under all applicable laws, its by-laws, and all other applicable indemnification agreements of the Company and any of its Subsidiaries.

     8.7  Non-Solicitation. In consideration of the benefits provided under this
          ----------------
     Agreement, Executive hereby agrees to be bound by the provisions of this Section. During the Employment Period and for a period of one (1) year after termination of employment for any reason, Executive shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any Subsidiary or affiliate to quit or abandon his or her employment, or any customer, independent contractor, consultant, supplier or vendor of the Company Business to quit or abandon its relationship for any purpose whatsoever. For purposes of this Section, "Company Business" means the development, manufacture or purchase from third parties and marketing of consumer bakeware, dinnerware, kitchen and household tools, rangetop cookware and cutlery products.

     8.8  Enforcement.
          -----------

          (a) If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish, in connection with any dispute with the Company, Executive's entitlement to compensation and benefits under this Agreement, the Company shall, to the extent Executive is successful in, or enters into a settlement with the Company in which the Company agrees to resolve such dispute, reimburse Executive for such fees and expenses, to the extent the incurrence and amount thereof are reasonable, and shall pay Executive a Tax Gross-Up Payment in respect of the Taxes incurred by Executive with respect to such reimbursement of fees and expenses. The Company shall reimburse Executive for such fees and expenses on a monthly basis upon Executive's request for reimbursement accompanied by evidence that the fees and expenses were incurred.

          (b) If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to the Interest Rate.

     8.9  Legal Fees. The Company shall promptly pay or reimburse Executive for
          ----------
     reasonable attorneys' fees, costs and expenses incurred in connection with the negotiation and drafting of the Prior Agreement, provided, however, that such payment or reimbursement shall be limited to $15,000.

     8.10 Beneficiary. If Executive dies prior to receiving all of the amounts
          -----------
     payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary")
                                                                -----------
     designated by Executive in writing to the

     Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

     8.11 Assignment; Successors. Neither the Company nor World Kitchen, Inc.
          ----------------------
     may assign its rights or obligations under this Agreement without the prior written consent of Executive except to any surviving entity following a Change of Control that has assumed in writing all of the obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company, World Kitchen, Inc. and the successors and permitted assigns of the Company and World Kitchen, Inc. Any assignment or attempted assignment in violation of this Section 8.11 shall constitute a Good Reason event of termination.

     8.12 Nonalienation. Except as otherwise expressly provided herein, benefits
          -------------
     payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     8.13 Severability. If all or any part of this Agreement is declared by any
          ------------
     court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

     8.14 Amendment; Waiver. This Agreement shall not be amended or modified
          -----------------
     except by written instrument executed by the Company, World Kitchen, Inc. and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

     8.15 Notices. All notices hereunder shall be in writing and delivered by
          -------
     hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Company, to:

                               11911 Freedom Drive
                               One Fountain Square
                               Reston, Virginia  20190
                               Attention:  General Counsel

          If to Executive, to: James Sharman

                               500 Moffett Road
                               Lake Bluff, IL  60044


          with a copy to:

                               Larry Stack, Esq.
                               Brownson, Rehmust & Foxtworth
                               20  N.  Wacker  Drive
                               Suite  4220
                               Chicago, Illinois  60606

     The parties may from time to time designate a new address by notice given in accordance with this Section 8.15. Notice shall be considered to have been given when actually received by the addressee.

     8.16 Counterparts. This Agreement may be executed in several counterparts,
          ------------
     each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     8.17 Entire Agreement. This Agreement and each of the plans, benefit
          ----------------
     programs and policies in effect from time to time during the Employment Period forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and in the respective plans, benefit programs and policies and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments or any other obligation of the Company or any of its Subsidiaries upon Termination of Employment, whether in writing or otherwise.

     8.18 Applicable Law. This Agreement shall be interpreted and construed in
          --------------
     accordance with the laws of the State of Delaware, without regard to its choice of law principles.

     8.19 Survival of Executive's Rights. Each of the provisions of this
          ------------------------------
     Agreement which by their terms are to be performed after, or which expressly survive, the termination of this Agreement or the Date of Termination shall survive the termination of Executive's employment, the termination of this Agreement, or both.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Agreement Date.


                                           WKI HOLDING COMPANY, INC.


                                           By:  /s/  John  Mariotti
                                              ----------------------------------
                                           Its:
                                               ---------------------------------
                                           Date:  July 31, 2003
                                                --------------------------------

                                           WORLD  KITCHEN,  INC.

                                           By:
                                              ----------------------------------
                                           Its:
                                               ---------------------------------
                                           Date:
                                                --------------------------------

                                           EXECUTIVE:

                                             /s/ James Sharman
                                           -------------------------------------
                                           James Sharman



                                             July 31, 2003
                                           -------------------------------------
                                           Date